Exhibit 99-1

GOLDFIELD ANNOUNCES STRONGLY IMPROVED 2019 FOURTH-QUARTER AND FULL-YEAR RESULTS

Record Electrical Construction Revenue and Improved Gross Profit for the Quarter and Full Year

MELBOURNE, Florida, March 11, 2020 - The Goldfield Corporation (NYSE American: GV), a leading provider of electrical construction services for the utility industry and industrial customers, today announced strongly improved financial results for the three and twelve months ended December 31, 2019, over the same periods of 2018. Through its subsidiaries, Power Corporation of America, C and C Power Line, Inc., Southeast Power Corporation and Precision Foundations, Inc., Goldfield provides electrical construction services primarily in the Southeast, mid-Atlantic, and Texas-Southwest regions of the United States. To a lesser extent, Goldfield is also engaged in real estate operations focused on the development of residential properties on the east coast of Central Florida.

President and Chief Executive Officer John H. Sottile said, “In 2019, we successfully executed the goals we set at the beginning of the year, including growing our Texas-Southwest operations across multiple service lines, expanding our substation business, increasing bidding opportunities throughout our subsidiaries and delivering cost savings in our electrical construction operations through the purchase of equipment held under master lease agreements. These initiatives, along with strong fourth-quarter performance, produced record revenue in our electrical construction operations and enabled us to improve our gross margins.”

Mr. Sottile concluded, “We believe the operational initiatives we have implemented along with service line expansions will continue to provide opportunities to grow our geographic customer base while strengthening the services offered to existing customers. We anticipate the momentum we have built will continue through 2020. In January we were awarded multi-year MSA contracts with an aggregate value exceeding $240 million. Work under these contracts is expected to ramp up in the second-quarter of 2020.”

YEAR ENDED DECEMBER 31, 2019

For the year ended December 31, 2019, compared to 2018:

•	Consolidated revenue increased $42.5 million, or 30.8%, to $180.6 million from $138.1 million, attributable to improved electrical construction and real estate development operations.
•

Electrical construction revenue increased $31.3 million, or 22.9%, to $167.8 million from $136.5 million, primarily due to increases in both non-master service agreements and master service agreements (“MSA”) transmission project volume in the Southeast region, higher transmission project volume and service line expansion in the Texas-Southwest region, as well as service line expansion with existing MSA customers in the mid-Atlantic region, partially offset by a decrease in storm work.

•	Real estate development revenue improved to $12.9 million from $1.6 million mainly due to an increase in the number of units sold and the timing of completion of units available for sale.
•	Gross margin on electrical construction improved to 16.7% from 16.5%.
•	Gross margin on real estate development decreased to 27.2% from 37.6% primarily due to the number and type of units sold.
•	Operating income grew 48.3% to $11.2 million from $7.6 million mainly due to improved results in both electrical construction and real estate development segments.
•	Net income increased 33.8% to $6.7 million, or $0.27 per share, from $5.0 million, or $0.20 per share.
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EBITDA (a non-GAAP measure (1)) was $22.3 million compared to $16.1 million. This increase was primarily due to improved electrical construction and real estate development operations gross profit, partially offset by higher selling, general and administrative expenses.

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Quarter Ended December 31, 2019

For the quarter ended December 31, 2019, compared to the same period in 2018:

•	Consolidated revenue increased 20.1% to $44.1 million from $36.7 million, attributable to improved electrical construction operations.
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Electrical construction revenue increased 20.0% to $44.0 million from $36.7 million primarily due to increased revenue in both the Texas-Southwest and Southeast regions, which was attributable to continued growth in both MSA and non-MSA customer project activity, as well as service line expansion. These increases were partially offset by a decrease in storm work.

•	Real estate development revenue for both quarters was insignificant.
•

Gross margin on electrical construction grew to 22.2% from 13.4%, primarily attributable to the favorable close out of certain projects in Texas and to a lesser extent improved margins in the foundation operations as a result of higher volumes.

•	Gross margin on real estate development for both quarters was insignificant.
•	Operating income increased to $4.6 million from $0.9 million, mainly due to improved electrical construction gross profit.
•	Net income increased to $3.0 million, or $0.12 per share, from $0.7 million, or $0.03 per share.
•

EBITDA (a non-GAAP measure (1)) increased to $7.4 million compared to $3.3 million primarily due to improved electrical construction gross profit, partially offset by higher selling, general and administrative expenses.

Backlog (a non-GAAP measure (1))

At December 31, 2019, total backlog increased 28.9% to $276.4 million from $214.5 million at December 31, 2018, primarily due to the increase in project-specific firm MSA projects. Total backlog includes total revenue estimated over the remaining life of the MSAs plus estimated revenue from fixed-price contracts.

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The Company’s 12-month electrical construction backlog increased 39.5% to $142.1 million from $101.8 million at December 31, 2018, mainly due to increases in MSA backlog.

Subsequent to December 31, 2019, the Company was awarded multiple new MSAs with existing customers, amounting to approximately $242.0 million in additional backlog. These new awards increased the estimated total backlog to a record high of approximately $502.0 million as of January 31, 2020. Approximately $31.5 million of the backlog awarded subsequent to December 31, 2019 is estimated to be completed in 2020.

Backlog is estimated at a point in time and is not determinative of total revenue in any particular period. It does not reflect future revenue from a significant number of short-term projects undertaken and completed between the estimated dates.

Conference Call

The Company’s President and Chief Executive Officer John H. Sottile and Chief Financial Officer Stephen R. Wherry will host a conference call and webcast to discuss results at 10 a.m. Eastern time on Thursday, March 12, 2020. To participate in the conference call via telephone, please dial (866) 373-3407 (domestic) or (412) 902-1037 (international) at least five minutes prior to the start of the event. Goldfield will also webcast the conference call live via the internet. Interested parties may access the webcast at: https://78449.themediaframe.com/dataconf/productusers/gv/mediaframe/35969/indexl.html or through the Investor Relations section of the Company’s website at http://www.goldfieldcorp.com. Please access the website at least 15 minutes prior to the start of the call to register and download and install any necessary audio software. The webcast will be archived at this link or through the Investor Relations section of the Company’s website for six months.

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About Goldfield

Goldfield is a leading provider of electrical construction services engaged in the construction of electrical infrastructure for the utility industry and industrial customers, primarily in the Southeast, mid-Atlantic and Texas-Southwest regions of the United States. For additional information on our fourth quarter 2019 results, please refer to our report on Form 10-K being filed with the Securities and Exchange Commission and visit the Company’s website at http://www.goldfieldcorp.com.

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(1) Represents Non-GAAP Financial Measure - The non-GAAP financial measures used in this earnings release are more fully described in the accompanying supplemental data and reconciliation of the non-GAAP financial measures to the reported GAAP measures. The EBITDA non-GAAP measure in this press release and on The Goldfield Corporation’s website is provided to enable investors and analysts to evaluate the Company’s performance excluding the effects of certain items that impact the comparability of operating results between reporting periods and compare the Company’s operating results with those of its competitors. EBITDA should be used to supplement, and not in lieu of, results prepared in conformity with GAAP. Because not all companies use identical calculations, the presentations of EBITDA and Backlog may not be comparable to other similarly-titled measures of other companies.

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Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; global pandemics; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:

The Goldfield Corporation

Kristine Walczak

T: 312-898-3072

kwalczak@effectivecorpcom.com

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The Goldfield Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue
Electrical construction	$44,005,940	$36,683,860	$167,779,823	$136,526,511
Real estate development	46,423	2,300	12,865,895	1,622,331
Total revenue	44,052,363	36,686,160	180,645,718	138,148,842
Costs and expenses
Electrical construction	34,222,551	31,783,364	139,820,478	113,976,157
Real estate development	2,514	3,037	9,362,963	1,012,098
Selling, general and administrative	2,418,272	1,662,970	9,451,515	7,336,475
Depreciation and amortization	2,797,785	2,405,545	10,846,334	8,436,972
Loss (gain) on sale of property and equipment	26,448	(21,501)	(51,123)	(176,564)
Total costs and expenses	39,467,570	35,833,415	169,430,167	130,585,138
Total operating income	4,584,793	852,745	11,215,551	7,563,704
Other income (expense), net
Interest income	26,967	23,427	98,048	52,288
Interest expense, net of amount capitalized	(314,732)	(273,144)	(1,445,528)	(875,646)
Other income, net	30,173	23,856	121,909	84,351
Total other expense, net	(257,592)	(225,861)	(1,225,571)	(739,007)
Income before income taxes	4,327,201	626,884	9,989,980	6,824,697
Income tax provision	1,361,339	(36,854)	3,263,373	1,796,946
Net income	$2,965,862	$663,738	$6,726,607	$5,027,751
Net income per share of common stock — basic and diluted	$0.12	$0.03	$0.27	$0.20
Weighted average shares outstanding — basic and diluted	24,522,534	25,293,725	24,523,429	25,411,623

The Goldfield Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$23,272,156	$11,376,373
Accounts receivable and accrued billings, net	23,930,655	22,236,071
Costs and estimated earnings in excess of billings on uncompleted contracts	9,321,368	12,030,000
Income taxes receivable	1,482,618	1,220,527
Residential properties under construction	2,060,364	8,244,995
Prepaid expenses	924,733	634,069
Other current assets	46,186	1,835,743
Total current assets	61,038,080	57,577,778
Property, buildings and equipment, at cost, net	55,073,579	48,927,055
Deferred charges and other assets	13,255,519	6,043,642
Total assets	$129,367,178	$112,548,475
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$13,881,277	$15,999,157
Current portion of notes payable, net	7,769,497	7,161,890
Accrued remediation costs	75,545	60,101
Other current liabilities	2,612,449	1,278,857
Total current liabilities	24,338,768	24,500,005
Deferred income taxes	9,008,765	6,061,042
Accrued remediation costs, less current portion	398,877	436,982
Notes payable, less current portion, net	24,402,926	21,731,024
Other accrued liabilities	5,047,088	213,990
Total liabilities	63,196,424	52,943,043
Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	48,347,798	41,621,191
Common stock in treasury, at cost	(3,440,104)	(3,278,819)
Total stockholders’ equity	66,170,754	59,605,432
Total liabilities and stockholders’ equity	$129,367,178	$112,548,475

The Goldfield Corporation and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

EBITDA

EBITDA, a non-GAAP performance measure used by management, is defined as net income (loss) plus: interest expense, provision (benefit) for income taxes and depreciation and amortization, as shown in the table below. EBITDA, a non-GAAP financial measure, does not purport to be an alternative to net income (loss) as a measure of operating performance. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly-titled measures of other companies. We use, and we believe investors benefit from the presentation of, EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
EBITDA	2019	2018	2019	2018
Net income (GAAP as reported)	$2,965,862	$663,738	$6,726,607	$5,027,751
Interest expense, net of amount capitalized	314,732	273,144	1,445,528	875,646
Provision for income taxes	1,361,339	(36,854)	3,263,373	1,796,946
Depreciation and amortization (1)	2,797,785	2,405,545	10,846,334	8,436,972
EBITDA	$7,439,718	$3,305,573	$22,281,842	$16,137,315
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(1) Depreciation and amortization includes depreciation on property, plant and equipment and amortization of finite-lived intangible assets.

Backlog

The following table presents a reconciliation of our total backlog as of December 31, 2019 to our remaining unsatisfied performance obligation as defined under U.S. GAAP:

December 31, 2019
Total backlog	$276,391,364
Estimated MSAs	(198,035,808)
Estimated firm (1)	(9,814,819)
Total unsatisfied performance obligation	$68,540,737
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(1) Represents estimated backlog contract value as of December 31, 2019, on projects awarded.